TWO NEW BOARD MEMBERS ELECTED TO COLUMBIA FINANCIAL, INC. BOARD

FAIR LAWN, NJ - May 26, 2020 - Columbia Financial Inc. (the “Company”) (NASDAQ: CLBK), the mid-tier holding company for Columbia Bank (the "Bank"), announces the election of James Kuiken and Lucy Sorrentini to its Board of Directors to fill the terms of two retiring directors. The election occurred during the Company’s annual meeting held Friday, May 22, 2020.

“We welcome James Kuiken and Lucy Sorrentini to the Boards of Directors of Columbia Financial Inc. and Columbia Bank,” said Thomas J. Kemly, President and CEO of the Company and the Bank. “As we continue to focus on expansion, their relevant expertise will add great value to our leadership.”

Mr. Kuiken has served as the Director of Operations of Roche Molecular Systems, Inc., a company that develops, manufactures and supplies diagnostic and blood screening test products, since April 2014. Prior to that time, Mr. Kuiken served in various other capacities at Roche Molecular Systems, Inc.

Ms. Sorrentini has served as the Chief Executive Officer of Impact Consulting LLC, a consulting, coaching and training services company, since April 2015. From June 1998 through March 2015, Ms. Sorrentini served in various positions at Booz Allen Hamilton, including serving as Chief Diversity & Inclusion Officer from 2013 to 2015 and as Principal, Talent Acquisition & Resource Management from 2009 to 2013.

The Company’s Board of Directors consists of nine members, all of whom are independent under the current listing standards of The Nasdaq Stock Market LLC except for Thomas J. Kemly, who is the President and Chief Executive Officer of the Company and the Bank.

About Columbia Financial, Inc.

Columbia Financial, Inc. is a Delaware corporation organized as Columbia Bank's mid-tier stock holding company. Columbia Financial, Inc. is a majority-owned subsidiary of Columbia Bank, MHC. Columbia Bank is a federally chartered savings bank headquartered in Fair Lawn, New Jersey. The Bank offers traditional financial services to consumers and businesses in our market areas. We currently operate 62 full-services banking offices.